Watson, Farley & Williams (New York) LLP
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June 22, 2011

Globus Maritime Limited
c/o Globus Shipmanagement Corp.
128 Vouliagmenis Avenue, 3rd Floor
166 74 Glyfada
Athens, Greece

Re: Registration Statement on Form F-1 – Exhibit 8.2 Opinion

Dear Sirs:

We have acted as special U.S. counsel for Globus Maritime Limited, a Marshall Islands corporation (the “Company”), in connection with the Company’s registration statement on Form F-1 (Registration No. 333-174290) (together with any amendments through the date of its effectiveness, the “Registration Statement”) filed with the U.S. Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), and the rules and regulations promulgated thereunder, with respect to the public offering of the Company’s common shares, par value $0.004 per share (the “Shares”).

In rendering this opinion, we have examined originals or copies (certified or otherwise identified to our satisfaction) of the following documents:

(i)	the Registration Statement and the prospectus included therein (together with any supplement thereto through the date hereof, the “Prospectus”); and

(ii)
such other papers, documents, agreements and certificates of public officials and representatives of the Company as we have deemed relevant and necessary as the basis for the opinion hereafter expressed.

In such examination, we have assumed (i) the legal capacity of each natural person, (ii) the genuineness of all signatures and the authenticity of all documents submitted to us as originals, (iii) the conformity to original documents of all documents submitted to us as conformed or photostatic copies, (iv) that there have been no undisclosed modifications, either written, verbal or otherwise, of any provision of any document reviewed by us in connection with the rendering of the opinion set forth herein, (v) the completeness of each document submitted to us and (vi) the truthfulness of each statement as to all factual matters contained in any document or certificate encompassed within the due diligence review undertaken by us.

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Globus Maritime Limited	Page 2
June 22, 2011

In rendering our opinion, we have considered the applicable provisions of the Internal Revenue Code of 1986, as amended (the “Code”), regulations promulgated thereunder by the U.S. Department of Treasury (the “Regulations”), pertinent judicial authorities, rulings of the Internal Revenue Service, and such other authorities as we have considered relevant, in each case as in effect on the date hereof. It should be noted that the Code, Regulations, judicial decisions, administrative interpretations and other authorities are subject to change at any time, possibly with retroactive effect. A material change in any of the materials or authorities upon which our opinion is based could affect the conclusions set forth herein. There can be no assurance, moreover, that any opinion expressed herein will be accepted by the Internal Revenue Service, or if challenged, by a court.

We hereby confirm that we have reviewed the discussion set forth in the Prospectus under the caption “Taxation—U.S. Tax Considerations”, and although the discussion does not purport to discuss all possible United States federal income tax consequences with respect to the taxation of the Company or the ownership of its Shares, based on the facts as set forth in the Registration Statement and having regard to legal considerations which we deem relevant, we confirm that the statements in such discussion, to the extent they constitute summaries of law or legal conclusions relating to United States federal income tax matters, represent the opinion of Watson, Farley & Williams (New York) LLP as to the material United States income tax consequences of the matters discussed therein as of the date of effectiveness of the Registration Statement and accurately state our views as to such tax matters (except for the representations and statements of fact of the Company included under such caption, as to which we express no opinion).

We are opining herein as to the federal income tax laws of the United States, and we express no opinion with respect to the applicability thereto, or the effect thereon, of other federal laws, the laws of any state or any other jurisdiction or as to any other matters of municipal law or the laws of any local agencies within any state. We expressly disclaim any responsibility to advise of any development or circumstance of any kind, including any change of law or fact that may occur after the date of this opinion letter that might affect the opinion expressed herein.

We consent to the filing of this opinion as Exhibit 8.2 to the Registration Statement and to the references to our name in the Registration Statement and the Prospectus.  In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations promulgated thereunder, nor do we admit that we are experts with respect to any part of the Registration Statement within the meaning of the term “expert” as used in the Securities Act.

Very truly yours,

Watson, Farley & Williams (New York) LLP

/s/ Watson, Farley & Williams (New York) LLP